Westway Group, Inc. Reports 6% Increase

in Second Quarter Financial Results

NEW ORLEANS, August 9, 2012 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported a 6% increase in consolidated Adjusted EBITDA for the second quarter of 2012 to $10.9 million compared to $10.2 million for the second quarter of 2011. Westway Group Inc. also recognized $1.7 million of consolidated net income for both the second quarter of 2012 and 2011.

For the six months ended June 30, 2012, the Company reported a 3% increase in consolidated Adjusted EBITDA to $22.9 million compared to $22.2 million for the first six months of 2011. Additionally, the company recognized net income of $4.2 million during the first six months of 2012, an increase of 9% over $3.9 million during the first six months of 2011.

Second Quarter 2012 Highlights:

  Consolidated net revenue increased $4.2 million, or 5%, to $97.3 million, as compared to $93.1 million in the second quarter of 2011, attributable to higher liquid feed supplement volume.
  Our liquid feed supplements business recognized improvements in all three of its key performance indicators in the second quarter of 2012 compared to the same period in 2011.
    Tonnage sold totaled 436,000 tons, an increase of 6%.
    Dollar gross profit increased $1.7 million, or 16%.
    Gross profit margin percentage increased to 16.5% compared to 15.2%.
  The liquid feed supplements business also made the following achievements in the second quarter of 2012:
    Construction began on our $3.4 million SweetLac project which is expected to start contributing revenue in late September 2012. We expect this project to capitalize on our condensed whey patent and allow us to expand our technologies to additional geographic locations.
    Development continued on new and improved low moisture tubs from our Cooked Tub facility in Catoosa, OK, which is expected to expand our sales.
    Approval was received from the US patent office for the second phase of our condensed whey patents. Our unique process of treating condensed whey has been one of our largest growth successes.
  Our total global bulk liquid storage capacity increased to 368 million gallons at June 30, 2012, which is up from 349 million gallons at the end of the second quarter of 2011.
  The final four new tanks of a nine tank project were completed at our Amsterdam terminal at the end of the first quarter of 2012, resulting in an additional 1.9 million gallons of storage capacity. All nine of these new tanks were under contract and generating revenue in the second quarter of 2012.
  In our bulk liquid storage business, the following construction projects were either completed or under way during the second quarter of 2012:
    Construction of a new 1.5 million gallon tank at our Jacksonville, FL terminal was completed and began generating revenue at the end of the second quarter of 2012.
    Capacity expansion continued at our Houston 1, TX terminal, which will add 6.0 million gallons of storage capacity and three new dock lines, as well as associated inbound and outbound marine and land traffic infrastructure. Half of this capacity is already under a long term agreement for a lease beginning early in the fourth quarter of 2012. The remaining capacity from this expansion is on budget and scheduled for completion at the end of the fourth quarter of 2012.
    At our Houston 2, TX terminal, our current project which will add 2.5 million gallons of storage capacity is on budget and ahead of schedule with completion expected by the end of the third quarter of 2012. Half of this additional capacity is already under a lease and generating revenue as of June 2012.
    Construction continues on a new 3.0 million gallon tank at our Port Allen, LA terminal. The tank is scheduled for completion in the fourth quarter of 2012 and is already under a long-term, ten year agreement.
  Although our total corporate-related general and administrative expenses increased by $618,000 or 16%, during the second quarter of 2012 compared to the second quarter of 2011, this increase resulted from $860,000 of fees relating to our strategic review process that is currently underway.  Our other corporate-related general and administrative expenses decreased 6% during the second quarter of 2012, as compared to the second quarter of 2011, which management believes reflects the effect of its cost control measures.
  Interest expense on our bank credit facility decreased by $364,000 or 29% for the second quarter of 2012, compared to the second quarter of 2011, attributable to a lower interest rate environment and the July 2011 credit facility amendment, which reduced interest rates charged and commitment fees payable. The maturity date of the overall facility was also extended to July 2015 by this amendment, which reduced the quarterly amortization of finance costs.

Second Quarter 2012 Results Compared to Second Quarter 2011 Results

The following is a discussion of results for the second quarter of 2012, compared to results for the second quarter of 2011.

Three Month Comparison of Consolidated Performance (in thousands) (Unaudited)

	3 Months Ended June 30, 2012	3 Months Ended June 30, 2011
	Consolidated	Consolidated

Total Net Revenue	$97,297	$93,053
Adjusted EBITDA (1)	10,862	10,200
Net Income	1,716	1,744

  Consolidated net income was $1.7 million for both the three month ended June 30, 2012 and June 30, 2011.

  Consolidated Adjusted EBITDA for the three months ended June 30, 2012 increased $662,000 or 6% to $10.9 million compared to $10.2 million during the same period of 2011.

  Consolidated net revenue for the three months ended June 30, 2012 increased $4.2 million or 5% to $97.3 million compared to $93.1 million for the same period of 2011.

  Net revenue for the bulk liquid storage business remained consistent at $22.0 million for the second quarter of 2012 and 2011. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 368 million gallons at the end of the second quarter 2012 as a result of recent expansion in our Houston and Amsterdam facilities.

  In the liquid feed supplements business, net revenue for the three months ended June 30, 2012 totaled $75.3 million, an increase of $4.3 million or 6%, over the same period of 2011. Volume for the three months ended June 30, 2012 increased 6% to 436,000 tons, compared to 411,000 tons for the same period in 2011.

First Six Months Comparison of Consolidated Performance (in thousands) (Unaudited)

	6 Months Ended June 30, 2012	6 Months Ended June 30, 2011
	Consolidated	Consolidated

Total Net Revenue	$208,546	$187,144
Adjusted EBITDA (1)	22,938	22,229
Net Income	4,197	3,852

  Consolidated net income increased $345,000, or 9% to $4.2 million for the six months ended June 30, 2012 compared to $3.9 million during the same period of 2011.

  Consolidated Adjusted EBITDA was $22.9 million during six months ended June 30, 2012 compared to $22.2 million during the same period of 2011.

  Consolidated net revenue increased $21.4 million or 11% to $208.5 million in the six months ended June 30, 2012 as compared to $187.1 million during the same period in 2011.

  In the bulk liquid storage business, net revenue totaled $44.7 million for the six months ended June 30, 2012 and $44.8 million in 2011. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 368 million gallons at the end of the second quarter 2012 as a result of recent expansion in our Houston and Amsterdam facilities.

  In the liquid feed supplements business, net revenue for the six months ended June 30, 2012 totaled $163.8 million, an increase of $21.5 million or 15%, over the same period of 2011. Volume for the six months ended June 30, 2012 increased 10% to 926,000 tons, compared to 844,000 tons for the same period in 2011.

Reconciliations of Net Income to Adjusted EBITDA: (in thousands) (unaudited)

Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

	3 Months Ended June 30, 2012	3 Months Ended June 30, 2011	6 Months Ended June 30, 2012	6 Months Ended June 30, 2011
	Consolidated	Consolidated	Consolidated	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Income	$1,716	$1,744	$4,197	$3,852
Interest, net	875	1,239	1,752	2,567
Income tax provision	894	452	2,684	1,808
Depreciation and amortization	6,888	6,400	13,605	12,644
Stock compensation expense	423	302	637	629
Loss on disposal of property, plant & equipment	66	63	63	729
Adjusted EBITDA (1)	$10,862	$10,200	$22,938	$22,229

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, income tax provision, depreciation and amortization, stock compensation expense, and net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA numbers, as well as other information in this press release, should be read in conjunction with our 10-Q filed today.

Strategic Review. On August 2, 2012, we announced that the Company entered into final negotiations with a selected group of bidders to possibly acquire our Westway Terminals business. On August 2, 2012, we also announced the postponement of our annual meeting of stockholders, originally scheduled for August 6, 2012, to allow the Special Committee and our Board of Directors additional time to complete the evaluation of strategic alternatives available to the Company. The Board has not yet set a new date for the annual meeting. The Board has further decided that, until the conclusion of the Special Committee's strategic evaluation process, consideration of matters affecting the capitalization of the Company, including the declaration of any dividends, will be deferred. See the Company's Form 8-K filed with the SEC on August 3, 2012 for additional information.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  We have based our forward-looking statements on our current expectations and projections about future events.  Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-Q filed today, and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending June 30, 2012 and June 30, 2011, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Summarized Financial Data (in thousands)
Balance Sheet - Selected Items	As of
	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Total current assets	$ 72,490	$ 87,094
Property, plant and equipment, net	325,926	323,458
Total assets	499,097	512,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$ 36,071	$ 50,097
Borrowings under credit facilities	90,534	93,534
Deferred income taxes	73,169	71,565
Total liabilities	202,731	215,898
Total stockholders' equity	296,366	296,133
Total liabilities and stockholders' equity	499,097	512,031

Income Statement - Selected Items
	3 Months Ended June 30, 2012	3 Months Ended June 30, 2011	6 Months Ended June 30, 2012	6 Months Ended June 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total net revenue	$ 97,297	$ 93,053	$ 208,546	$ 187,144
Total costs of sales - liquid feed supplements	62,871	60,254	137,221	119,200
Other operating costs and expenses	14,786	14,216	30,276	29,320
Depreciation and amortization	6,888	6,400	13,605	12,644
Selling, general and administrative expenses	9,057	8,569	18,532	16,699
Operating income	3,695	3,614	8,912	9,281

Net Income	1,716	1,744	4,197	3,852
Net (income) applicable to participating stockholders	(1,318)	-	(2,638)	-
Net income (loss) applicable to common stockholders	(742)	637	(698)	1,598

Earnings (loss) per share of common stock:
Basic	$ (0.03)	$ 0.01	$ (0.03)	$ 0.03
Diluted	$ (0.03)	$ 0.01	$ (0.03)	$ 0.03

Dividends declared per share	$ 0.04	$ -	$ 0.08	$ -